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                                                          FEDERAL IDENTIFICATION
                                                                  NO. 04-1427020


                                                                     EXHIBIT 3.1


                        The Commonwealth of Massachusetts
                             William Francis Galvin
                          Secretary of the Commonwealth
              One Ashburton Place, Boston, Massachusetts 02108-1512


                        RESTATED ARTICLES OF ORGANIZATION
                     (General Laws, Chapter 164, Section 8C)


We, L. William Law, Jr.                                             ,*President/
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and W. Brett Davis                                           ,/*Assistant Clerk,
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of Essex County Gas Company                                                    ,
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                           (Exact name of corporation)

located at 7 North Hunt Road, Amesbury, MA 01913                               ,
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                  (Street address of corporation Massachusetts)

do hereby certify that the following Restatement of the Articles of Organization was duly adopted by written consent on September 30, 1998 by a vote of the directors and:

100  shares of   Common Stock                  of  100     shares outstanding,
----             ----------------------------     -----
                (type, class & series, if any)

     shares of                                 of        shares outstanding, and
----            -----------------------------     -----
                (type, class & series, if any)

     shares                                    of            shares outstanding,
----          -------------------------------     -----
                (type, class & series, if any)

**being at least two-thirds of each type, class or series outstanding and entitled to vote thereon and of each type, class or series of stock whose rights are adversely affected thereby:

                                    ARTICLE I

                         The name of the corporation is:
                            Essex County Gas Company

                                   ARTICLE II

      The purpose of the corporation is to engage in the following business activity(ies):

      See attached continuation Sheet 2

*Delete the inapplicable words. **Delete the inapplicable clause.
Note. If the space provided under any article or item on this form is insufficient, additions shall be set forth on separate 8 1/2 x 11 sheets of paper with a left margin of at least 1 inch. Additions to more than one article may be made on a single sheet so long as each article requiring each addition is clearly indicated.
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                              CONTINUATION SHEET 2

      To engage in business as a gas utility company in any city or town of the Commonwealth of Massachusetts; to exercise any and all rights, powers, licenses, permits, privileges, authorizations and franchises at any time possessed by the corporation or by any predecessor or constituent corporation; to engage in any activity in any way connected with, incident to or in furtherance of the foregoing activities; to engage in any other activity lawful for a corporation subject to Chapter 164 of the Massachusetts General Laws; to engage in any business, operation or activity through a wholly or partly owned subsidiary; and to engage in any business, operation or activity referred to above to the same extent as might an individual, whether as principal, agent, contractor or otherwise, and either alone or in conjunction or a joint venture or other arrangement with any corporation, association, trust, firm or individual.
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                                   ARTICLE III

State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue:

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          WITHOUT PAR VALUE                    WITH PAR VALUE
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  TYPE      NUMBER OF SHARES     TYPE         NUMBER OF SHARES       PAR VALUE
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Common:     200,000              Common:
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Preferred:  1,200,000            Preferred:
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                                   ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

                            See Continuation Sheet 4

                                    ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

                                      None

                                   ARTICLE VI

**Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of Its directors or stockholders, or of any class of stockholders:

      See continuation sheet 6A, 6B and 6C

**If there are no provisions state "None".
Note: The preceding six (6) articles are considered to permanent and may ONLY be changed by filing appropriate Articles of Amendment.
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                              CONTINUATION SHEET 4

Preferred Stock

The shares of Preferred Stock may be issued from time to time in one or more series. The directors shall determine the preferences, voting powers, qualifications and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. The directors shall determine the number of shares constituting each series of Preferred Stock and each series shall have a distinguishing designation.

Common Stock

The holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the stockholders or submitted to the stockholders for action, except as may be determined by the directors pursuant to this Article 4 or as may otherwise be required by law, and each share of the Common Stock shall entitle the holder thereof to one vote.

The holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may from time to time be declared by the directors.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Common Stock shall be entitled to receive the net assets of the Company, after the Company shall have satisfied or made provision for its debts and obligations and for payment to the holders of shares of any class or series having preferential rights to receive distributions of the net assets of the Company.